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                                                                    Exhibit 23.3



The Board of Directors
Tegal Corporation:



We consent to incorporation herein by reference of our reports dated April 23, 1996, relating to the consolidated statements of operations, stockholders' equity (deficit), and cash flows of Tegal Corporation and subsidiaries for the year ended March 31, 1996, and the related schedule, which reports appear in the March 31, 1998, annual report on Form 10-K of Tegal Corporation and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG Peat Marwick LLP

Mountain View, California


May 18, 1998